Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Rexahn Pharmaceuticals, Inc. on Form S-8 (Registration Statement No. 333-129294) of our report dated March 30, 2007 (which report expresses an unqualified opinion), relating to the financial statements of Rexahn Pharmaceuticals, Inc. (formerly Corporate Road Show.Com Inc.) included in the Annual Report on Form 10-KSB of Rexahn Pharmaceuticals, Inc. for the fiscal year ended December 31, 2006.

/s/ Lazar, Levine & Felix, LLP
New York, New York
April 2, 2007